.                           LOAN AND SECURITY AGREEMENT

     This Loan and Security Agreement (this "Agreement"), dated as of June 25, 1996, is entered into by and between Carolina Contact Lens, Inc., a North Carolina corporation (the "Company"), and Fidelity Funding of California, Inc., a California corporation ("Fidelity"). In consideration of the mutual covenants and agreements contained herein, the Company and Fidelity hereby agree as follows:

     Section 1. Definitions and Construction.

     1.1 When used herein, the following terms shall have the following meanings:

     "Account" means the right of the Company to payment for goods sold or leased or for services rendered which is not evidenced by an instrument or chattel paper, whether or not earned by performance.

     "Account Debtor" means the Person obligated to make payment on an Account.

     "Advance" has the meaning given to it in Section 2.1.

     "Affiliate" means, with respect to any Person, any other Person that directly or indirectly controls, or is controlled by or under common control with, such Person.

     "Affiliate Advance" means any "Advance" made to the other Affiliate Company pursuant to Section 2.1 of the other Affiliate Agreement.

     "Affiliate Agreements" means this Agreement and the Loan and Security Agreement dated of even date herewith between Salvatori Opthalmic Manufacturing Corporation and Fidelity.

     "Affiliated Account" means an "Account" as defined in the other Affiliate Agreement.

     "Affiliated Companies" means the Company and Salvatori Opthalmic Manufacturing Corporation.

     "Borrowing Base" means an amount determined by Fidelity from time to time in its sole discretion, equal to 65% of the face amount of Eligible Accounts.

     "Borrowing Base Certificate" means a certificate in the form attached hereto as Exhibit A, duly executed by an authorized officer of the Company.

     "Cash Collateral" has the meaning given to it in Section 7.

     "Commitment" means $2,000,000.

     "Concentration Limit" means, as of any date, an amount equal to 20% of the face amount of Accounts and Affiliated Accounts outstanding on such date.

     "Contract Rate" means a rate of interest equal to the lesser of (a) the Prime Rate in effect from time to time plus 1.50% per annum and (b) the maximum rate permitted by applicable law. The Contract Rate shall be automatically increased or decreased, as the case may be, without notice to the Company from time to time as of the effective date of each change in the Prime Rate.

     "Current Assets" means, as of any date, only those assets of the Company that may, in the ordinary course of business, be converted into cash within a period of one year from such date, but excluding (a) amounts due from employees, officers, shareholders or directors of the Company, (b) prepaid expenses for services or for supplies that are not purchased for resale, and (c) amounts due from Affiliates of the Company.

     "Current Liabilities" means, as of any date, all obligations of the Company that are due within one year from such date.

     "Debt" means, with respect to any Person, all indebtedness, obligations and liabilities of such Person, including without limitation: (a) all liabilities which would be reflected on a balance sheet of such Person prepared in accordance with GAAP, (b) all obligations of such Person in respect of any guaranty of any Debt of another Person, or (c) all obligations, indebtedness and liabilities secured by any lien on or security interest in any property or assets of such Person.

     "Eligible Accounts" means, at the time of determination thereof, all Accounts other than (i) any Account which is payable more than 30 days from invoice date (unless the Account Debtor is America's Best Contacts, in which case, any such Account which is payable more than 60 days from invoice date),
(ii) any Account which has been outstanding for more than 90 days from invoice date, (iii) any Account as to which Fidelity does not have a valid and perfected, first priority security interest, (iv) to the extent that the outstanding Accounts owed by any single Account Debtor exceeds the Concentration Limit, any Account owed by such Account Debtor, (v) any Account that is owed by an Account Debtor that is an Affiliate of the Company or an officer or employee of the Company, (vi) any Account that arises out of a sale made or services performed outside of the United States or that is owed by an Account Debtor located outside the United States, (vii) any Account that is owed by a creditor or supplier of the Company or with respect to which any defense, counterclaim or right of set off has been asserted, (viii) any Account owed by an Account Debtor if more than 25% (in dollar amount) of such Account Debtor's Accounts are 90 or more days past due, (ix) any Account that is owed by the United States or any department, agency or instrumentality thereof, unless the right to payment under such Account is assigned to Fidelity as Collateral in full compliance with the Assignment of Claims Act of 1940, as amended (31 U.S.C.
3727), and (x) any Account that has not been approved by Fidelity, in its sole and absolute discretion, for inclusion in the Borrowing Base.

     "Environmental Laws" means any and all federal, state and local and foreign statutes, laws, regulations, rules, orders, licenses, agreements or other governmental restrictions relating to the environment or to emissions, discharges or releases of pollutants or industrial, toxic or hazardous substances into the environment, or otherwise relating to the manufacture, processing, treatment, transport or handling of pollutants or industrial, toxic or hazardous substances.

     "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, together with all rules and regulations promulgated with respect thereto.

         "ERISA Plan" means any pension benefit plan subject to Title IV of ERISA maintained by the Company or any Affiliate thereof with respect to which the Company has a fixed or contingent liability.

     "Event of Default" has the meaning given it in Section 9.

     "GAAP" means generally accepted accounting principles and practices as promulgated by the American Institute of Certified Public Accountants, applied on basis consistent with past practices.

     "Indemnified Claims" means any and all claims, demands, actions, causes of action, judgments, liabilities, damages and consequential damages, penalties, fines, costs, fees, expenses and disbursements (including, without limitation, fees and expenses of attorneys and other professional consultants and experts in connection with any investigation or defense) of every kind, known or unknown, existing or hereafter arising, foreseeable or unforeseeable, which may be imposed upon, threatened or asserted against or incurred or paid by any Indemnified Person at any time and from time to time, because of, resulting from, in connection with or arising out of any transaction, act, omission, event or circumstance in any way connected with the Collateral or the Transaction Documents (including but not limited to enforcement of Fidelity's rights thereunder or the defense of Fidelity's actions thereunder), excluding with respect to any Indemnified Persons, any of the foregoing resulting from such Indemnified Person's gross negligence or willful misconduct.

     "Indemnified Persons" means Fidelity and its officers, directors, shareholders, employees, attorneys, representatives and Affiliates.

     "Intangible Assets" means such of the Company's assets as are treated as intangible pursuant to GAAP, including without limitation: (a)obligations owing by officers, directors, shareholders, employees, subsidiaries, Affiliates, or any Person in which any officer, director, shareholder, employee, subsidiary, or Affiliate owns any interest and (b) any asset which is intangible or lacks intrinsic or marketable value or collectibility, including but not limited to, goodwill, noncompetition agreements, patents, copyrights, trademarks, franchises, organization or research and development costs.

     "Inventory" means all goods, now owned or hereafter acquired by the Company, wherever located, that are held for sale or lease or are to be furnished under any contract of service (including, but not limited to raw materials, work in process, finished goods and materials used or consumed in the manufacture or production therof, goods in which the Company has an interest in mass or a joint or other interest or rights of any kind, and goods which have been returned to or repossessed or stopped in transit by the Company).

     "Late Payment Rate" means a per annum rate of interest equal to the lesser of (a) the Contract Rate plus four percent and (b) the maximum rate permitted by applicable law.

     "Obligations" means all indebtedness, obligations and liabilities of the Company to Fidelity arising under the Transaction Documents, all other indebtedness, obligations and liabilities of the Company to Fidelity, whether presently existing or hereafter arising, direct or indirect, primary or secondary, joint or several, fixed or contingent, and whether originally payable to Fidelity or to a third party and subsequently acquired by Fidelity, and all indebtedness and obligations of American Consolidated Laboratories, Inc. to Fidelity under the Warrant, dated as of the date hereof, issued by American Consolidated Laboratories, Inc. to Fidelity for the purchase of 150,000 shares of the Common Stock of American Consolidated Laboratories, Inc.

     "Person" means any individual, corporation, joint venture, partnership, trust, unincorporated organization or governmental entity or agency.

     "Prime Rate" means the rate per annum published from time to time by THE WALL STREET JOURNAL as the base rate for corporate loans at large commercial banks (or, if more than one such rate is published, the higher or highest of the rates so published). If such rate is no longer published by THE WALL STREET JOURNAL, then Fidelity shall, in its sole discretion substitute the base or prime rate for corporate loans at a large commercial bank for the base rate published in THE WALL STREET JOURNAL. Such rate may not necessarily be the lowest or best rate actually charged to any customer of such commercial bank.

     "Remittance Address" means such address as Fidelity shall direct the Company from time to time in writing in accordance with the terms hereof.

     "Shareholders Equity" means, as of any date, the shareholders' equity of the Company as of such date determined in accordance with GAAP.

     "Tangible Net Worth" means, as of any date, the amount obtained by subtracting the Company's Intangible Assets as of such date from the Company's Shareholders' Equity as of such date.

     "Term" has the meaning given to it in Section 11.4.

     "Termination Event" means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(b)(5) of ERISA or (ii) any other reportable event described in Section 4043(b) of ERISA other than a reportable event not subject to the provision for 30-day notice to the Pension Benefit Guaranty Corporation pursuant to a waiver by such corporation under
Section 4043(a) of ERISA or (b) the withdrawal of the Company or any Affiliate of the Company from any ERISA Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA, or (c) any event or condition which might constitute
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

grounds under Section 4042 of ERISA for termination of, or the appointment of a trustee to administer, any ERISA Plan.

     "Transaction Documents" means this Agreement and all other documents and instruments executed and delivered in connection therewith.

     "UCC" means the Uniform Commercial Code as in effect in the applicable jurisdiction.

     "Working Capital" means, as of any date, the excess of Current Assets over Current Liabilities as of such date.

     1.2 Terms defined in the UCC and used but not defined herein shall have the meanings ascribed to them in the UCC.

     1.3 References herein to a particular agreement, instrument or document also shall be deemed to refer to and include all renewals, extensions and modifications of such agreement, instrument or document. All addenda, exhibits and schedules attached to this Agreement are a part hereof for all purposes. Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

     1.4 All interest accruing hereunder shall be calculated on the basis of actual days elapsed (including the first but excluding the last day) plus five business days and a year of 360 days. Unless otherwise expressly provided herein or unless Fidelity otherwise consents, all financial statements and reports furnished to Fidelity hereunder shall be prepared, and all financial computations and determinations pursuant hereto shall be made, in accordance with GAAP. All payments received by Fidelity after its internally established time for closing business on any business day shall be applied as of the next succeeding business day. Any payment which is due on a day which is not a business day shall instead be deemed to be due on the next succeeding business day, and interest thereon shall accrue and be payable at the then applicable rate during the time of such extension. Fidelity's records in respect of loans advanced, accrued interest, payments received and applied and other matters in respect of calculation of the amount of the Obligations shall be deemed conclusive absent demonstration of error. All statements of account rendered by Fidelity to the Company relating to principal, accrued interest or costs owing by the Company under this Agreement shall be presumed to be correct and accurate unless, within 30 days after receipt thereof, the Company shall notify Fidelity in writing of any claimed error therein.

     Section 2. Advances.

     2.1 Subject to the terms of this Agreement, including, without limitation,
Section 3, Fidelity shall make advances to the Company (each an "Advance and collectively the "Advances") from time to time during the Term; provided, however, that the aggregate principal amount of Advances outstanding at any time shall not exceed the lesser of the (i) Borrowing Base determined by Fidelity from time to time and (ii) the difference obtained by subtracting the aggregate principal balance of all Affiliate Advances then outstanding from the Commitment. Each Advance must be greater than or equal to $5,000 or must equal the unadvanced portion of the Borrowing Base. The Company hereby agrees to repay to Fidelity all Advances made to the Company hereunder, together with interest thereon, in the manner provided herein. The principal owing hereunder in respect of the Advances at any given time shall equal the aggregate amount of Advances made hereunder minus all principal payments thereon received by Fidelity hereunder. Subject to the terms and conditions hereof, the Company may borrow, repay and reborrow under this Agreement.

     2.2 Each request by the Company to Fidelity for an Advance hereunder must be in writing or promptly confirmed in writing. Each such written request or confirmation shall be accompanied by a "Borrowing Base Certificate" in the form attached hereto as Exhibit "A," together with the sales journal for each Account included in such Borrowing Base Certificate and such other information with respect thereto as Fidelity shall request in its sole and absolute discretion.

     2.3 Promptly after receiving each Borrowing Base Certificate, Fidelity shall, based upon such Borrowing Base Certificate and such other information available to Fidelity, redetermine the Borrowing Base, which redetermination shall take effect immediately and remain in effect until the next such redetermination. If all conditions precedent to any Advance requested have been met, Fidelity will on the date requested make such Advance available to the Company by wire transfer to the account designated in writing by the Company. In the event Fidelity does not receive an appropriately completed Borrowing Base Certificate, Fidelity shall have no obligation to redetermine the Borrowing Base or make any additional Advances hereunder.

     2.4 If the aggregate unpaid principal balance of the Advances exceeds the Borrowing Base at any time, the Company shall, upon receipt of notice thereof from Fidelity, immediately repay the principal of the Advances in an amount at least equal to such excess. Any principal repaid pursuant to this Section 2.4 shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Transaction Documents.

     2.5 The aggregate unpaid principal balance of the Advances plus all accrued but unpaid interest thereon shall be payable by the Company to Fidelity on demand, or if no demand is made, on the last day of the Term.

     2.6 The aggregate unpaid principal balance of all Advances shall bear interest at the Contract Rate in effect from time to time. Except as provided in
Section 2.5, all accrued but unpaid interest thereon shall be due and payable by the Company to Fidelity on the last day of each calendar month.

     2.7 The Affiliated Companies shall, pursuant to this Agreement and the other Affiliate Agreement, pay to Fidelity an aggregate initial commitment fee in the amount of 1.5% of the Commitment, payable on each anniversary of the date hereof during the Term. The Company hereby authorizes Fidelity, at its sole discretion, to deduct the commitment fee from any Advance hereunder.

     2.8 As consideration for Fidelity's commitment to make Advances hereunder and Affiliate Advances under the other Affiliate Agreement, the Affiliated Companies shall, pursuant to this Agreement and the other Affiliate Agreement, pay to Fidelity an aggregate minimum usage fee (in this section called the "Minimum Usage

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

Fee") of not less than $8,400 for each calendar month (or fraction thereof, on a prorated basis) during the Term for interest and fees payable pursuant to Sections 2.6 and 2.9 hereof and Sections 2.6 and 2.9 of the other Affiliate Agreement. In the event that the income earned by Fidelity during any calendar month (or fraction thereof on a prorated basis) pursuant to Sections 2.6 and
2.9 hereof and Sections 2.6 and 2.9 of the other Affiliate Agreement is less than the Minimum Usage Fee, the Affiliated Companies shall, pursuant to this Agreement and the other Affiliate Agreement, pay to Fidelity the difference between the amount so earned by Fidelity and the Minimum Usage Fee, regardless of Fidelity's prior compensation. The Minimum Usage Fee for each calendar month shall be due and payable on the first day of the next calendar month.

     2.9 The Affiliated Companies shall, pursuant to this Agreement and the other Affiliate Agreement, pay to Fidelity an aggregate collateral monitoring fee in the amount of $3,500 for each calendar month. The collateral monitoring fee for each calendar month shall be due and payable on the first day of the next calendar month.

     2.10 In addition to, and not in lieu of, any termination fee required by
Section 11.4, the Affiliated Companies shall pay to Fidelity a liquidation fee (in this section called the "Liquidation Fee") in the amount of five percent of the face amount of each Eligible Account included in the Borrowing Base that is outstanding at any time during the Liquidation Period (as defined below). The Liquidation Fee shall be payable on the earlier to occur of (i) the date on which Fidelity collects the applicable Eligible Account and (ii) the ninetieth day after the invoice date of the applicable Eligible Account. For purposes of this section, the term "Liquidation Period" means a period beginning on the earliest of (i) the date of commencement against or by any of the Affiliated Companies of any voluntary or involuntary case under the federal Bankruptcy Code, (ii) the date of any general assignment by any of the Affiliated Companies for the benefit of its creditors; (iii) the date of any appointment or taking possession by a receiver, liquidator, assignee, custodian or similar official of all or a substantial part of any of the Affiliated Companies' assets, or (iv) the date of the cessation of business of any of the Affiliated Companies, and ending on the date on which Fidelity has actually received all fees, costs, expenses and other amounts owing to it hereunder.

     2.11 Contemporaneously with the execution and delivery hereof, the Affiliated Companies shall, pursuant to this Agreement and the other Affiliate Agreement, pay to Fidelity an aggregate fee of $7,500 to cover the costs of the negotiation, preparation, execution and delivery of the Transaction Documents, including the fees, if any, of outside legal counsel. In addition, the Affiliated Companies shall pay or reimburse Fidelity upon demand for all other costs and expenses incurred by Fidelity in connection with its due diligence review of the Affiliated Companies and the closing of the transaction contemplated hereby, all documentary stamp taxes and intangible Documents and all reasonable attorney's fees, court costs and other expenses incurred by Fidelity (whether or not litigation is commenced or judgment issued, and if litigation is commenced whether at trial or any appellate level) in connection with the enforcement by Fidelity of this Agreement or any other Transaction Document, the protection or enforcement of Fidelity's interest in the Collateral, the collection by Fidelity of the Collateral, or the representation of Fidelity in connection with any bankruptcy case or insolvency proceeding involving the Company, the Collateral, any Affiliated Company or any Account Debtor, including, without limitation, any representation involving relief from a stay motion, a cash collateral dispute, an assumption or rejection motion or a dispute concerning any proposed disclosure statement and plan proposed in any such proceeding.

     2.12 Fidelity shall be entitled to collect upon demand its normal and customary charges for the following routine services provided or obtained in the course of performing its functions with respect to the Collateral: appraisals, lock box charges, long-distance telephone charges, postage, credit reports, wire transfers, check copying charges, overnight mail delivery, UCC, judgment, litigation and tax lien searches and filings.

     2.13 All interest, fees and other amounts due to Fidelity pursuant to this
Section 2 shall be payable on demand, and may, in Fidelity's sole discretion, be deducted from Advances or paid from the Cash Collateral. All past due amounts owed hereunder, including but not limited to, past due interest, fees and other amounts, that are not paid when due shall bear interest from the date due until paid at the Late Payment Rate.

     2.14 Should any interest or other charges paid hereunder result in the computation or earning of interest in excess of the maximum rate or amount of interest permitted by applicable law, such excess interest and charges shall be and hereby are waived by Fidelity, and the amount of such excess interest and charges shall be automatically credited against, and be deemed to have been payments in reduction of, the principal then due hereunder, and any portion of such excess which exceeds the principal then due hereunder shall be paid by Fidelity to the Company.

                  SECTION 3. CONDITIONS PRECEDENT TO ADVANCES.

     3.1 Fidelity shall not be obligated to make any Advance hereunder (including the first) until it shall have received the following documents, duly executed in form and substance satisfactory to Fidelity and its counsel:

     (a) continuing unconditional and absolute guarantees by American Consolidated Laboratories, Inc., Salvatori Opthalmic Manufacturing Corporation, S-O Nebraska, Inc. and Wolcon Laboratories, Inc. of all Obligations, and a security agreement (the "Security Agreement") executed by S-O Nebraska, Inc. pursuant to which S-O Nebraska, Inc. pledges substantially all of its assets to Fidelity to secure the payment of the Obligations;

     (b) a certificate executed by the President and the Secretary of the Company certifying (i) the names and signatures of the officers of the Company authorized to execute Transaction Documents, (ii) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution of this Agreement and the other Transaction Documents, and (iii) correctness and completeness of the copy of the bylaws of the Company attached thereto;

     (c) a certificate executed by the President and the Chief Financial Officer of the Company certifying the satisfaction of the conditions set forth in Section 3.2:
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

     (d) certificates regarding the due formation, valid existence and good standing of the Company in the state of its organization issued by the appropriate governmental authorities in such jurisdiction;

     (e) releases executed by Bausch & Lomb and Polymer Technology releasing all liens and security interests of Bausch & Lomb and Polymer Technology in the Collateral;

     (f) landlord's lien waivers subordinating the security interest of Jimmy Gray O'Neal and 1996 Pavilion Associates, L.P. in the Collateral to the security interest therein of Fideltiy granted herein;

     (g) an intercreditor agreement with Tullis-Dickerson Capital Focus L.P. pursuant to which Tullis-Dickerson Capital Focus L.P. subordinates its right to receive payment of the Debt owed by American Consolidated Laboratories, Inc. to it to the payment and performance by American Consolidated Laboratories, Inc. of its obligations to Fidelity under the general continuing guaranty referred to in Section 3.1(a) (the "Guaranty"), and an intercreditor agreement with Tullis-Dickerson Capital Focus L.P., pursuant to which Tullis-Dickerson Capital Focus L.P. subordinates its right to receive payment of the Debt owed by the Company to it to the payment and performance by the Company of the Obligations;

     (h) an intercreditor agreement with American Consolidated Laboratories, Inc., pursuant to which American Consolidated Laboratories, Inc. subordinates its right to receive payment of the Debt owed by the Company to it to the payment of the Obligations;

     (i) a favorable opinion of Schifino Fleischer, counsel for the Company, covering such matters as Fidelity may request in its sole discretion;

     (j) endorsements naming Fidelity as an additional insured or loss payee, as appropriate, on all liability insurance and all property insurance policies of the Company;

     (k) a warrant (the "Warrant") executed by American Consolidated Laboratories, Inc. initially for the purchase of 150,000 shares of the common stock of American Consolidated Laboratories, Inc.; and

     (l) an assignment executed by American Consolidated Laboratories assigning and conveying to the Company all Accounts of American Consolidated Laboratories, Inc.

     3.2 Furthermore, Fidelity shall not be obligated to make any Advance hereunder (including the first), unless: (i) all representations and warranties made by the Company in the Transaction Documents are true on and as of the date of such Advance as if such representations and warranties had been made as of the date of such Advance, (ii) the Company has performed and complied with all agreements and conditions required in the Transaction Documents to be performed or complied with by it on or prior to the date of such Advance, (iii) no Event of Default or any event or circumstance that, with the passage of time, the giving of notice or both, would become an Event of Default shall have occurred,
(iv) such Advance shall not be prohibited by any law or any regulation or any order of any court or governmental agency or authority, (v) the Company shall have not repudiated or made any anticipatory breach of any of its obligations under any Transaction Document, and (vi) Fidelity shall have approved such Advance in its sole discretion.

     SECTION 4. THE COMPANY'S REPRESENTATIONS AND WARRANTIES. The Company represents and warrants to Fidelity on the date hereof, and shall be deemed to represent and warrant to Fidelity on each date on which an Advance is made to the Company hereunder; that:

     4.1 The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation, with all requisite power and authority to execute, deliver and perform its obligations under this Agreement and the other Transaction Documents to which it is a party and to conduct its business as presently conducted. The Company is duly qualified and authorized to do business as a foreign corporation and is in good standing in all states in which such qualification and good standing are necessary or desirable for the conduct by the Company of its business or the performance by the Company of its obligations hereunder. The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents to which it is a party do not and will not constitute (a) a violation of any applicable law or the Company's articles or certificate of incorporation or bylaws or (b) a material breach of any other document, agreement or instrument to which the Company is a party or by which the Company is bound. This Agreement and the other Transaction Documents to which the Company is a party have been duly authorized, executed and delivered by the Company, and are legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms. No consent of, approval by, registration or filing with or authorization from any governmental authority or agency is required in connection with the execution, delivery or performance by the Company of this Agreement or the other Transaction Documents to which it is a party.

     4.2 None of the Eligible Accounts or any other Collateral is subject to any lien, encumbrance, security interest or other claim of any kind or nature. The Company has not transferred, sold, pledged or given a security interest in any of its Accounts, Inventory, machinery or equipment to anyone other than Fidelity. There are no financing statements on file in any public office governing any property of the Company of any kind, real or personal, in which the Company is named in or has signed as the debtor, except the financing statement or statements filed or to be filed in respect of this Agreement or those statements on file that were disclosed in writing by the Company to Fidelity prior to the execution and delivery of this Agreement.

     4.3 The Company is the sole owner and holder of, and has good and marketable title to, all Collateral.

     4.4 The amount of each Eligible Account is due and owing to the Company and represents an accurate statement of a bona fide sale, delivery and acceptance of Inventory or performance of service by the Company to or for an Account Debtor. The terms for payment of the Eligible Accounts are 30 days from date of invoice and the payment of the Eligible Accounts is not contingent upon the fulfillment by the Company of any further performance of any nature whatsoever. Except for set-offs, allowances, dicounts, deductions and counterclaims arising in the ordinary course of business that are accurately reflected in all Borrowing Base Certificates delivered after they arise, there are no set-offs, allowances, discounts, deductions, counterclaims against the Eligible Accounts or any claims by Account Debtors, of any kind whatsoever, valid or invalid, that have been or may be asserted as a basis for refusing to pay an Eligible Account, in whole or in part, either at the time it is accepted by Fidelity for inclusion in the Borrowing Base or prior to the date it is to be paid. To the best of the Company's knowledge, each Account Debtor's business is solvent. The Company has served or caused to be served any and all preliminary notices required by law to perfect or enforce any mechanic's lien or stop notice or bonded stop notice for the Eligible Accounts and the information contained in those notices is true and correct to the best of the Company's knowledge.

     4.5 The address set forth below the Company's signature hereon is, and for at least the last six months has been, the Company's mailing address, its chief executive office, its principal place of business, the office where all of the books and records concerning the Eligible Accounts are maintained and the location of all Collateral. The Company does not transact business, and has not transacted business during the past five years, under any trade, fictitious or assumed name other than those set forth under the Company's signature hereon. During the past five years, the Company has not been a party to a merger or consolidation and has not acquired all or substantially all of the assets of any Person other than the acquisition of substantially all of the assets of Philcon Laboratories, Inc. in May of 1995.

     4.6 The Company has filed all tax reports and returns required to be filed by it and has paid all federal, state and local taxes and governmental charges imposed upon the Company, other than taxes which are not yet due and payable, and other than those contested in good faith and for which adequate reserves have been established in accordance with GAAP.

     4.7 The Company is in compliance with ERISA, and is not required to contribute to any "multiemployer plan" as defined in Section 4001 of ERISA. The Company has conducted its business in material compliance with all applicable laws, including but not limited to, applicable Environmental Laws, and maintains and is in compliance with all licenses and permits required under any such laws to conduct its business and perform its obligations hereunder. The Company does not have any known material contingent liability under any Environmental Law.

     4.8 The application made by the Company to Fidelity in connection with this Agreement and the statements made therein and in any materials furnished in connection therewith are true and correct as of the date hereof. All financial statements furnished by the Company to Fidelity in connection with such application were prepared in accordance with GAAP, except to the extent provided in the notes to such financial statements, and fairly present the financial condition and results of operations of the Company as of the dates and for the periods indicated therein.

     4.9 There is no fact which the Company has not disclosed to Fidelity in writing which could materially adversely affect the properties, business or financial condition of the Company, or any of the Collateral, or which it is necessary to disclose in order to keep the foregoing representations and warranties from being misleading.

     SECTION 5. COVENANTS OF THE COMPANY. From the date hereof and until the payment and performance is full of all of the Obligations, the Company covenants with Fidelity that:

     5.1 The Company shall preserve and maintain its corporate existence, good standing and authority to transact business in all jurisdiction where necessary for the proper conduct of its business, and shall maintain all of its properties, rights, privileges and franchises necessary or desirable in the normal conduct of its business.

     5.2 The Company shall permit Fidelity and its representatives, including any appraisers, auditors and accountants selected by Fidelity, to inspect any of the Collateral at any time during normal business hours. In addition, Fidelity shall have the right, from time to time, to audit the Company's books and records upon reasonable notice to the Company. The Company shall pay all costs associated with any such audits at the rate of $700 per day per auditor plus reasonable out-of-pocket expenses.

     5.3 The Company shall maintain its books and records in accordance with GAAP. The Company shall furnish Fidelity, upon request, such information and statements as Fidelity shall request from time to time regarding the Company's business affairs, financial condition and results of its operations. Without limiting the generality of the foregoing, the Company shall provide Fidelity, on or prior to the last day of each month, unaudited consolidated and consolidating financial statements with respect to the prior month and, within 90 days after the end of each of the Company's fiscal years, audited annual consolidated and consolidating financial statements and such certificates relating to the foregoing as Fidelity may request including, without limitation, a monthly certificate from the president and chief financial officer of the Company stating whether any Events of Default have occurred and stating in detail the nature thereof. The Company shall provide Fidelity a Borrowing Base Certificate, appropriately completed and with all attachments, at any time that Fidelity shall request and on or before the last day of any calendar week in which the Company does not request an Advance. In addition, the Company shall furnish to Fidelity upon request a current listing of all open and unpaid accounts payable and accounts receivable, names, addresses and contact persons for Account Debtors, and such other items of information that Fidelity may deem necessary or appropriate from time to time. The Company immediately shall notify Fidelity in writing upon becoming aware of the existence of any condition or circumstance that constitutes an Event of Default or that would, with the giving of notice, the passage of time or both, constitute an Event of Default. Any such written notice shall specify the nature of such condition or circumstance, the period of the existence thereof and the action that the Company proposes to take with respect thereto.

     5.4 The Company promptly shall notify Fidelity of any attachment or any other legal process levied against the Company and any action, suit, proceeding or other similar claim initiated against the Company.

     5.5 The Company shall keep and maintain adequate insurance by insurers acceptable to Fidelity with respect to its business and all Collateral. Such insurance shall cover loss, damages and liability of amounts not less than reasonably requested by Fidelity and shall include, at a minimum, insurance for workers compensation, general liability, fire, casualty, theft and all risk. The Company shall cause Fidelity to be an additional insured and loss payee under all policies of insurance covering any of the Collateral, to the extent of Fidelity's interest. The Company shall deliver copies of each insurance policy to Fidelity upon request.

     5.6 The Company shall file all tax reports and returns required to be filed by it in the manner and at the times required by applicable law, and shall pay all federal, state and local taxes and charges imposed upon the Company when due; provided, that the Company will not be required to pay any such tax or charge which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.

     5.7 The Company shall comply with ERISA and shall not become required to contribute to any "multiemployee plan" as defined in Section 4001 of ERISA. The Company shall conduct its business in material compliance with all applicable laws, and shall maintain and comply with all licenses and permits required under any such laws to conduct its business and perform its obligations hereunder.

Without limiting the generality of the foregoing, the Company shall comply in all material respects with all Environmental Laws now or hereafter applicable to the Company and shall obtain, at or prior to the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations. The Company promptly shall furnish to Fidelity all written notices of violation, complaints, penalty assessments, suits or other proceedings received by the Company with respect to any alleged violation of or non-compliance with any Environmental Laws.

     5.8 The Affiliated Companies shall together at all times maintain finished goods Inventory on hand having a value of at least $700,000 until August 31, 1996 and at least $750,000 after August 31, 1996, in either case, valued at the lower of cost or market.

     5.9 The Company shall not grant, create or allow to exist any security interest, lien or other encumbrance on any of the Collateral other (a) than the lien and security interest granted to Fidelity herein; (b) inchoate liens for taxes, assessments or governmental charges or levies not yet due or liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (c) liens arising from precautionary UCC financing statements filed regarding operating leases; (d) liens arising from judgments, decrees or attachments in circumstances not constituting an Event of Default under Section 9(f) or (j); and (e) liens (whether arising from UCC financing statements, security agreements, mortgages, etc.) in existence on the date hereof granted to Tullis-Dickerson Capital Focus, L.P., ("Tullis-Dickerson"), which liens have been subordinated to the liens granted to Fidelity herein pursuant to the Subordination Agreement, dated as of the date hereof, among Tullis-Dickerson, Fidelity and the Company, and the Company shall not execute any financing statement (other than as provided herein) in favor of any Person other than Fidelity. The Company shall not change its mailing address, chief executive office, principal place of business or place where such records are maintained, open any new place of business, close any existing place of business or change the location of any of the Collateral or transact business under any trade, fictitious or assumed name other than those set forth under the Company's signature hereon without providing at least 30 days' prior written notice thereof to Fidelity.

     5.10 The Company shall not accept any returns or grant any allowance or credit (other than those returns, allowances and credits accepted or granted in the ordinary course of the Company's business) to any Account Debtor without notice to and the prior written approval of Fidelity. The Company shall provide to Fidelity for each Account Debtor on Eligible Accounts a weekly report, in form and substance satisfactory to Fidelity, itemizing all such returns and allowances made during the previous week with respect to such Eligible Accounts.

     5.11 The Company shall not incur, directly or indirectly, any Debt for money borrowed, other than in favor of Fidelity or in the normal and ordinary course of the Company's business.

     5.12 The Company shall not use any of the funds paid to the Company hereunder directly or indirectly for personal, family, household or agricultural purposes.

     5.13 The Company shall not directly or indirectly become liable in connection with the Debt of any Person, whether by guarantee, surety, endorsement (other than endorsement of negotiable instruments for collection in the ordinary course of business), agreement to purchase or repurchase, agreement to make investments, agreement to provide funds or maintain working capital, or any agreement to assure a creditor against loss, other than in favor of Fidelity.

     5.14 Without the prior written consent of Fidelity (which consent shall not be unreasonably withheld), the Company shall not discontinue, or make any material change in, its business as currently established, or enter any new or different line of business not directly related to the Company's existing line of business.

     5.15 The Company shall not declare, pay or issue any dividends or other distributions in respect of its capital stock or distribute, reserve, secure, or otherwise make or commit distributions on account of its capital stock, or make any payment on account of the purchase, redemption or other acquisition or retirement of any shares of its capital stock.

     5.16 The Company shall not make any loans or advances to or for the benefit of any officer, director or shareholder of the Company except advances for routine expense allowances in the ordinary course of business. The Company shall not make any loans or advances to or for the benefit of any Affiliate of the Company. The Company shall not make any payment on any obligation owing to any officer, director, shareholder or Affiliate of the Company.

     5.17 Without the prior written consent of Fidelity (which consent shall not be unreasonably withheld), the Company shall not purchase or otherwise acquire assets from any Person outside the ordinary course of business of the Company.

     5.18 The Company shall not invest in or otherwise purchase or acquire the securities of any Person.

     5.19 The Company shall not sell or dispose of any of its assets other than the sale of Inventory in the ordinary course of business, and the Company shall not dissolve or liquidate or become a party to any merger or consolidation with any Person.

     5.20 The Company immediately shall terminate its practice of billing Account Debtors under the name "American Consolidated Laboratories, Inc." for Inventory sold by the Company.

     SECTION 6. COLLATERAL. In order to secure the payment of all Obligations and all other indebtedness and obligations of the other Affiliated Company to Fidelity, whether arising under the other Affiliate Agreement or otherwise, the Company hereby grants to Fidelity a security interest in and lien upon all of the Company's right, title and interest in and to (a) all Accounts, contract rights and general intangibles, receivables and claims whether now or hereafter arising, all guaranties and security therefor and all of the Company's right title and interest in the goods purchased and represented thereby including all of the Company's rights in and to returned goods and rights of stoppage in transit, replevin and reclamation as unpaid vendor; (b) all Inventory and all accessions thereto and products thereof and documents therefor; (c) all equipment and machinery, wherever located and whether now or hereafter existing, and all parts thereof, accessions thereto, and replacements therefor and all documents and general intangibles covering or relating thereto; (d) all books and records pertaining to the foregoing, including but not limited to computer programs, data, certificates, records, circulation lists, subscriber lists, advertiser lists, supplier lists, customer lists, customer and supplier contracts, sales orders, and purchasing records; and (e) all proceeds of the foregoing (collectively, the "Collateral"). The Company agrees to comply with all appropriate laws in order and to take all actions necessary or desirable in Fidelity's judgment to perfect Fidelity's security interest in and to the Collateral, to execute any financing statement or additional documents as Fidelity may request and to deliver to Fidelity a list of all locations of its Inventory, equipment and machinery and landlord and or mortgagee lien waivers with respect to each site where Inventory, equipment or machinery is located and which is either leased by the Company or has been mortgaged by the Company, upon request by Fidelity.

     SECTION 7. COLLECTION. Each invoice representing an Account shall state on its face that amounts payable thereunder are payable only at the Remittance Address. Fidelity shall have the right at any time, either before or after the occurrence of an Event of Default and without notice to the Company, to notify any or all Account Debtors on the Collateral of the assignment of the Collateral to Fidelity and to direct such Account Debtors to make payment of all amounts due or to become due to the Company directly to Fidelity, and to the extent permitted by law, to enforce collection of any Collateral and to adjust, settle or compromise the amount or payment thereof. So long as no Event of Default or event that, with the passage of time, the giving of notice or both, would become an Event of Default has occurred and is continuing, all collections of Collateral received by Fidelity shall be applied by Fidelity to the payment of the Obligations of the Company to Fidelity whether or not then due and any remaining funds shall be delivered to the Company. Upon the occurrence of an Event of Default or an event that, with the passage of time, the giving of notice or both, would become an Event of Default, any such remaining funds may be held by Fidelity as cash collateral ("Cash Collateral") until all Obligations have been paid in full and Fidelity has no further obligation to advance funds to the Company. All amounts and proceeds (including instruments and writings) received by the Company in respect of the Collateral shall be received in trust for the benefit of Fidelity hereunder, shall be segregated from other funds of the Company and shall be promptly paid over to Fidelity in the same form as received (with any necessary endorsement) to be applied in the same manner as payments received directly by Fidelity.

     SECTION 8. POWER OF ATTORNEY. The Company grants to Fidelity an irrevocable power of attorney coupled with an interest authorizing and permitting Fidelity, at its option, with or without notice to the Company, to do any or all of the following: (a) endorse the name of the Company on any checks or other evidences of payment whatsoever that may come into the possession of Fidelity regarding Collateral, including checks received by Fidelity pursuant to Section 7 hereof;
(b) receive, open and forward any mail addressed to the Company and put Fidelity's address on any statements mailed to Account Debtors; (C) pay, settle, compromise, prosecute or defend any action, claim, conditional waiver and release, or proceeding relating to Collateral; (d) upon the occurrence of an Event of Default, notify, in the name of the Company, the U.S. Post Office to change the address for delivery of mail addressed to the Company to such address as Fidelity may designate (provided that Fidelity shall turn over to the Company all such mail not relating to Collateral); (e) verify, sign, acknowledge, record, file for recording, serve as required by law, any claim of mechanic's lien, stop notice or bonded stop notice in the sole and absolute discretion of Fidelity relating to any Collateral; (f) insert all recording or service information in any mechanic's lien or assignment of rights under stop notice/bonded stop notice which the Company has signed in connection with this Agreement, recorded or served to enforce payment of the Collateral; (g) execute and file on behalf of the Company any financing statement, amendment thereto or continuation thereof (i) deemed necessary or appropriate by Fidelity to protect Fidelity's interest in and to the Collateral or (ii) required or permitted under any provision of this Agreement; and (h) do all other things necessary and proper in order to carry out this Agreement. The authority granted to Fidelity herein is irrevocable until this Agreement is terminated and all amounts due to Fidelity hereunder have been paid in full.

     SECTION 9. DEFAULT. An event of default ("Event of Default") shall be deemed to have occurred hereunder, Fidelity shall have no further obligation to make any further Advances and may immediately exercise its rights and remedies with respect to the Collateral under this Agreement, the Uniform Commercial Code and applicable law, upon the happening of one or more of the following:

     (a) The Company shall fail to pay on demand or otherwise as and when due any amount owed by the Company to Fidelity, whether hereunder or otherwise.

     (b) The Company shall breach any covenant or agreement made herein or in any other Transaction Document and the same shall not be cured to Fidelity's satisfaction within ten days after such covenant or agreement is breached.

     (c) Any warranty or representation made herein or in any other Transaction Document shall be untrue when made or any report, certificate, schedule, financial statement, profit and loss statement or other statement furnished by the Company, or by any other person on behalf of the Company, to Fidelity is not true and correct when furnished.

     (d) There shall be commenced by or against the Company or any guarantor of the Obligations any voluntary or involuntary case under the federal Bankruptcy Code, or the Company or any guarantor of the Obligations shall make an assignment for the benefit of its creditors, or of a receiver or custodian shall be appointed for the Company or any guarantor of the Obligations for a substantial portion of its assets.

     (e) The Company shall become insolvent in that its debts are greater than the fair value of its assets, or the Company is generally not paying its debts as they become due.

     (f) Any involuntary lien, garnishment, attachment or the like shall be issued against or shall attach to the Collateral and the same is not released within ten days.

     (g) An event or circumstance shall have occurred which Fidelity believes has or may result in a material adverse change in the Company's financial condition, business or operations.

     (h ) The Company shall have a federal or state tax lien filed against any of its properties, or shall fail to pay any federal or state tax when due, or shall fail to file any federal or state tax form or report within 30 days after the date due.

     (i) Either (i) any "accumulated funding deficiency" (as defined in Section 412(a) of the Internal Revenue Code of 1986, as amended) in excess of $25,000 exists with respect to any ERISA Plan, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan's benefit liabilities exceeds the then current value of such ERISA Plan's assets available for the payment of such benefit liabilities by more than $25,000.

     (j) The Company shall suffer the entry against it a final judgment for the payment of money in excess of $25,000.

     (k) Fidelity shall believe that the prospect for payment or performance of the Obligations has become impaired.

     (l) Any guarantor of the Obligations shall repudiate his, her or its obligations in respect of such guaranty.

     (m) American Consolidated Laboratories, Inc., shall cease to own at least 100% of the outstanding capital stock of the company.

     (n) An Event of Default shall occur under the other Affiliate Agreement.

     (o) American Consolidated Laboratories, Inc. shall breach any covenant or agreement made in the Warrant or the Guaranty, and the same shall not be cured to Fidelity's satisfaction within ten days after such covenant or agreement is breached.

     (p) An event of default shall have occurred under the Security Agreement.

Upon the occurrence of an Event of Default described in subsections (d) or (c) of this section, all of the Obligations owing by the Company to Fidelity under any of the Transaction Documents shall thereupon be immediately due and payable, without demand, presentment, notice of demand or of dishonor and nonpayment, or any other notice or declaration of any kind, all of which are hereby expressly waived by the Company. During the continuation of any other Event of Default, Fidelity, at any time and from time to time, may declare any or all of the Obligations owing by the Company to Fidelity under any of the Transaction Documents immediately due and payable, all without notice, demand, presentment, notice of demand or of dishonor and nonpayment, or any notice or declaration of any kind, all of which are hereby expressly waived by the Company. After any such acceleration (whether automatic or due to declaration by Fidelity), any obligation of Fidelity to make any further Advances or loans of any kind under this Agreement or any other agreement with the Company shall terminate.

     The enumeration of Events of Default shall not impair the nature of the Obligations as demand obligations, at all times payable upon demand pursuant hereto. All Advances hereunder are subject to approval by Fidelity in its sole discretion, and may be declined in whole or in part, without prior notice to the Company, whether or not an Event of Default may then be in existence.

     SECTION 10. REMEDIES AND APPLICATION OF PROCEEDS.

     10.1 In addition to, and without limitation of, the foregoing provisions of this Agreement, if an Event of Default shall have occurred and be continuing, Fidelity may from time to time in its discretion, without limitation and without notice except as expressly herein; (a) exercise in respect of the Collateral, in addition to other rights and remedies provided for herein, under the other Transaction Documents or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the affected Collateral); (b) require the Company to, and the Company hereby agrees that it will at its expense, assemble all or part of the Collateral as directed by Fidelity and make it available to Fidelity at a place to be designated by Fidelity that is reasonably convenient to both parties; (c) reduce its claim to judgment or foreclose or otherwise enforce, in whole or in part, the security interest created hereby by any available judicial procedure; (d) dispose of, at its office, on the premises or the Company or elsewhere, all or any part of the Collateral, as a unit or in parcels, by public or private proceedings; (e) buy the Collateral, or any part thereof, at any public sale, or at any private sale if the Collateral is of a type customarily sold in a recognized market or is of a type that is the subject to widely distributed standard price quotations; (f) apply by appropriate judicial proceedings for appointment of a receiver for the Collateral, or any part thereof, and the Company hereby consents to any such appointment; and (g) at its discretion, retain the Collateral in satisfaction of the Obligations whenever the circumstances are such that Fidelity is entitled to do so under the UCC or otherwise. The Company agrees that, to the extent notice of sale shall be required by law, at least five day's notice to the Company of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification. Fidelity shall not be obligated to make any sale of Collateral regardless of whether any notice of sale has been given. Fidelity may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

     10.2 If any Event of Default shall have occurred and be continuing, Fidelity may in its discretion apply any Cash Collateral, and any cash proceeds received by Fidelity in respect of any sale of, collection from, or other realization upon all or any part of the Collateral, to any or all of the following in such order as Fidelity may elect: (a) the repayment of all or any portion of the Obligations or any "Obligations" owed to Fidelity by the other Affiliate Company under the other Affiliate Agreement; (b) the repayment of reasonable costs and expenses, including reasonable attorneys' fees and legal expenses, incurred by Fidelity (whether or not litigation has been commenced or a judgment has been issued, and if litigation has been commenced, whether at trial or any appellate level) in connection with (i) the administration of this Agreement, (ii) the custody, preservation, use or operation of, or the sale of, collection from, or other realization upon, any Collateral, (iii) the exercise or enforcement of any of the rights of Fidelity hereunder, or (iv) the failure of the Company to perform or observe any of the provisions hereof, (c) the payment or other satisfaction of any liens and other encumbrances upon any of the Collateral; (d) the reimbursement of Fidelity for the amount of any obligations of the Company paid or discharged by Fidelity, and of any expenses of Fidelity payable by the Company hereunder or under the other Transaction Documents, (e) by holding the same as Collateral; (f) the payment of any other amounts required by applicable law (including, without limitation, Part 5 of Article 9 of the UCC or any successor or similar applicable statutory provision); and (g) by delivery to the Company or to whomsoever shall be lawfully entitled to receive the same or as a court of competent jurisdiction shall direct.

     SECTION 11. MISCELLANEOUS.

     11.1 In the event that the Company commits any act or omission that prevents or unreasonably interferes with (a) Fidelity's exercise of the rights and privileges arising under the power of attorney granted in Section 8 of this Agreement or (b) Fidelity's perfection of or levy upon the security interest granted in the Collateral, including any seizure of any Collateral, the Company acknowledges that such conduct will cause immediate, severe, incalculable and irreparable harm and injury, and agrees that such conduct shall constitute sufficient grounds to entitle Fidelity to an injunction, writ of possession, or other applicable relief in equity, and to make such application for such relief in any court of competent jurisdiction, without any prior notice to the Company.

     11.2 All rights, remedies and powers granted to Fidelity in this Agreement, or in any other instrument or agreement given by the Company to Fidelity or otherwise available to Fidelity in equity or at law, are cumulative and may be exercised singularly or concurrently with such other rights as Fidelity may have. These rights may be exercised from time to time as to all or any part of the Collateral as Fidelity in its discretion may determine. In the event that Fidelity elects to purchase the Eligible Accounts hereunder, such transaction shall constitute a purchase of Accounts under the UCC, and the Company shall be deemed to have sold, assigned, transferred, conveyed and delivered to Fidelity, as absolute owner, all of the rights, title and interest of the Company in and to all Eligible Accounts. No waiver by Fidelity of its rights and remedies shall be effective unless the waiver is in writing and signed by Fidelity. A waiver by Fidelity of a right or remedy under this Agreement or any other Transaction Document on one occasion shall not be deemed to be a waiver of such right or remedy on any subsequent occasion. An Advance by Fidelity during the continuation of an Event of Default shall not obligate Fidelity to make any further Advances during the continuation of such Event of Default.

     11.3 Any notice or communication with respect to this Agreement or any other Transaction Document shall be given in writing, sent by (i) personal delivery, (ii) expedited delivery service with proof of delivery, (iii) United States mail, postage prepaid, registered or certified mail, or (iv) prepaid telegram, telex or telecopy, addressed to each party hereto at its address set forth below its signature hereon or to such other address or to the attention of such other Person as hereafter shall be designated in writing by the applicable party sent in accordance herewith. Any such notice or communication shall be deemed to have been given either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telegram, telex or telecopy, upon receipt. The Company hereby agrees that Fidelity may publicize the transaction contemplated by this Agreement in newspapers, trade and similar publications including, without limitation, the publication of a "tombstone".

     11.4 The term of this Agreement shall be for three years from the date hereof (the "Term") (the original term and any extension thereof are herein called the "Term") and from year to year thereafter unless either party hereto gives notice to the other party hereto not more than 90 days or less than 60 days prior to the end of the Term; provided, however, that Fidelity may terminate this Agreement at any time effective immediately upon the occurrence of an Event of Default. The Affiliated Companies acknowledge that they shall have no right to terminate this Agreement or the other Affiliate Agreement prior to the end of the Term, that termination of the Agreement or the other Affiliate Agreement at any time prior to the end of the Term would result in the loss by Fidelity of benefits under this Agreement and the other Affiliate Agreement and that the damages incurred by Fidelity as a result of such termination would be difficult and impractical to ascertain. Therefore, in the event this Agreement or the other Affiliate Agreement is terminated for any reason during the first year of the Term, the Affiliated Companies shall, pursuant to this Agreement and the other Affiliate Agreement, pay to Fidelity an early termination fee in the aggregate amount of three percent of the Commitment; if this Agreement or the other Affiliate Agreement is terminated for any reason during the second year of the Term, the Affiliated Companies shall, pursuant to this Agreement and the other Affiliate Agreement, pay to Fidelity an early termination fee in the amount of two percent of the Commitment; and if this Agreement or the other Affiliate Agreement is terminated for any reason thereafter during the Term, the Affiliated Companies shall, pursuant to this Agreement and the other Affiliate Agreement, pay to Fidelity an early termination fee in the amount of one percent of the Commitment, in each case to the maximum extent permitted by applicable law. Any termination of this Agreement shall not affect Fidelity's security interest in the Collateral, and this Agreement shall continue to be effective, until all transactions entered into and obligations incurred hereunder have been completed and satisfied in full.

         11.5 Each and every provision, condition, covenant and representation contained in this Agreement is, and shall be construed, to be a separate and independent covenant and agreement. If any term or provision of this Agreement shall to any extent be invalid or unenforceable, the remainder of the Agreement shall not be affected thereby.

         11.6 The Company hereby indemnifies and agrees to hold harmless and defend all Indemnified Persons from and against any and all Indemnified Claims. THE FOREGOING INDEMNIFICATION SHALL APPLY WHETHER OR NOT SUCH INDEMNIFIED CLAIMS ARE IN ANY WAY OR TO ANY EXTENT OWED, IN WHOLE OR IN PART, UNDER ANY CLAIM OR THEORY OF STRICT LIABILITY, OR ARE CAUSED, IN WHOLE OR IN PART, BY ANY NEGLIGENT ACT OR OMISSION OF ANY INDEMNIFIED PERSON. Upon notification and demand, the Company agrees to provide defense of any Indemnified Claim and to pay all costs and expenses of counsel selected by any Indemnified Person in respect thereof. Any Indemnified Person against whom any Indemnified Claim may be asserted reserves the right to settle or compromise any such Indemnified Claim as such Indemnified Person may determine in its sole discretion, and the obligations of such Indemnified Person, if any, pursuant to any such settlement or compromise shall be deemed included within the Indemnified Claims. Except as specifically provided in this section, the Company waives all notices from any Indemnified Person. The provisions of this Section 11.6 shall survive the termination of this Agreement.

     11.7 All grants, covenants and agreements contained in this Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that the Company may not delegate or assign any of its duties or obligations under this Agreement without the prior written consent of Fidelity. FIDELITY RESERVES THE RIGHT TO ASSIGN ITS RIGHTS AND OBLIGATIONS UNDER THIS AGREEMENT IN WHOLE OR IN PART TO ANY PERSON OR ENTITY; PROVIDED, HOWEVER, THAT SO LONG AS THE COMPANY IS NOT THE SUBJECT OF ANY BANKRUPTCY OR INSOLVENCY PROCEEDING OR ANY RECEIVERSHIP, FIDELITY SHALL NOT ASSIGN ITS RIGHTS OR OBLIGATIONS HEREUNDER TO ANY DIRECT COMPETITOR OF THE COMPANY. Without limiting the generality of the foregoing, Fidelity may from time to time grant participants in all or any part of the Obligations to any Person on such terms and conditions as may be determined by Fidelity in its sole and absolute discretion, provided that the grant of such participation shall not relieve Fidelity of its obligations hereunder nor create any additional obligation of the Company.

         11.8 THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NORTH CAROLINA WITHOUT REFERENCE TO THE RULES THEREOF RELATING TO CONFLICTS OF LAW. THE COMPANY HEREBY IRREVOCABLY SUBMITS ITSELF TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN NORTH CAROLINA, AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN FIDELITY AND THE COMPANY BY ANY MEANS ALLOWED UNDER STATE OR FEDERAL LAW. ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN FIDELITY AND THE COMPANY SHALL BE BROUGHT AND LITIGATED EXCLUSIVELY IN ANY ONE OF THE STATE OR FEDERAL COURTS LOCATED IN THE STATE OF NORTH CAROLINA HAVING JURSIDICTION. THE PARTIES HERETO HEREBY WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER.

         11.9 EACH OF THE COMPANY AND FIDELITY HEREBY (A) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY AT ANY TIME ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY OR ASSOCIATED HEREWITH; (B) IRREVOCABLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES, OR DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES (C) CERTIFIES THAT NO PARTY HERETO NOR ANY REPRESENTATIVE OR AGENT OR COUNSEL FOR ANY PARTY HERETO HAS REPRESENTED, EXPRESSLY OR OTHERWISE, OR IMPLIED THAT SUCH PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS, AND (D) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS CONTAINED IN THIS PARAGRAPH.

     11.10 THIS AGREEMENT, THE SECURITY DOCUMENTS DESCRIBED HEREIN AND THE ACKNOWLEDGEMENT DELIVERED IN CONNECTION HEREWITH SET FORTH THE ENTIRE UNDERSTANDING AND AGREEMENT OF THE PARTIES HERETO WITH RESPECT TO THE TRANSACTIONS CONTEMPLATED HEREIN AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. NO MODIFICATION OR AMENDMENT OF OR SUPPLEMENT TO THIS AGREEMENT OR TO SUCH ACKNOWLEDGEMENT SHALL BE VALID OR EFFECTIVE UNLESS THE SAME IS IN WRITING AND SIGNED BY THE PARTY AGAINST WHOM IS IT SOUGHT TO BE ENFORCED.

     The undersigned have entered into this Agreement as of the date first written above.

FIDELITY FUNDING OF CALIFORNIA, INC.,      CAROLINA CONTACT LENS, INC.,
a California corporation                   a North Carolina corporation


By: Michael D. Haddad                      By: Joseph A. Arena
         Name: Michael D. Haddad                Name: Joseph A. Arena
         Title: President                       Title: Chief Excecutive Officer


Mailing Address: 275 East Baker Street, Suite A    1640 North Market Drive
                 Costa Mesa, California 92626      Raleigh, North Carolina 27609

Street Address:  275 East Baker Street, Suite A    1640 North Market Drive
                 Costa Mesa, California 92626      Raleigh, North Carolina 27609


                                                  Other Business Addresses:

                                                  261 Old York Road
                                                  Jenkintown, Pennsylvania 19046

                                                  Trade, Fictitious and Assumed
                                                  Names used by the Company:

                                                  None

                                    EXHIBIT A
                       FORM OF BORROWING BASE CERTIFICATE
                           CAROLINA CONTACT LENS, INC.

REPORT NUMBER:                                                 DATE:
                   COLLATERAL                           ACCOUNTS RECEIVABLE
1.  Gross Collateral as of last report #__________________
               Dated:                  (line 6 from prior report)
2.  ADD Sales Assignment per attached
3.  ADD Debit Memos, Other Adj. Per attached
4.  LESS Cash Collections (received by FFOC since prior report)
5.  LESS Discounts, CMs, Other Adj. Per attached
6.  GROSS COLLATERAL THIS REPORT
7.  Ineligible A/R
      i.    Past Due (over 90 days after invoice date)
     ii.    Credit (over 30 days from invoice date)
    iii.  Cross Aging 25%
     iv.   COD Sales
      v.    Foreign
     vi.    Interco., Contra Accounts
     vii.   Unreconciled A/R Overage
     viii.  Other
8.  TOTAL INELIGIBLE PER THIS REPORT (sum of 7i through viii)
9.  NET ELIGIBLE COLLATERAL                                    (line 6 minus 8)
10. Advance Rate                                                      65%
11. Collateral Availability                                   (line 9 times 10)
12. Aggregate Availability
    Lesser of (i) Collateral Availability and (ii) Commitment
    ($2,000,000) less Affiliate Advances outstanding
13. LESS Special Reserve
14. NET AVAILABILITY BEFORE LOAN BALANCE                     (line 12 minus 13)
                                                                 LOAN
15. Loan Balance per last report                    (line 21 from prior report)
16. LESS Payments from Collections                             (same as line 4)
17. BALANCE per FFOC Report prior to new activity
18. LESS Additional Payments (Other than Collections)
19. ADD Loan Adjustments:  specify_____   (Interest, Fees, NSF, etc.)
20. ADD Advance Request per this report
21. NEW LOAN BALANCE                                    (not to exceed line 14)
22. EXCESS AVAILABILITY                                      (line 14 minus 21)

The undersigned hereby certifies to Fidelity Funding of California, Inc. ("Fidelity") that:

1. He is the duly elected, qualified and acting of Carolina Contact Lens, Inc. (the "Company"), is familiar with the facts herein and is duly authorized to certify such facts and make and deliver this Borrowing Base Certificate for and on behalf of the Company pursuant to that certain Loan and Security Agreement (as from time to time supplemented or amended, the "Agreement"), dated as of June 25, 1996, between the Company and Fidelity.

2. All representations and warranties made by the Company in the Agreement or any other instrument, document, certificate or other agreement executed in connection therewith (collectively, the "Transaction Documents") delivered on or before the date hereof are true on and as of the date hereof as if such representations and warranties had been made as of the date hereof.

3. No Event of Default or any event that, with the giving of notice, the passage of time or both, would constitute an Event of Default has occurred and is existing.

4. The Company has performed and complied with all agreements and conditions required in the Transaction Documents to be performed or complied with by it on or prior to the funding of the Advance requested hereby.

5. After Fidelity makes the Advance requested hereby, the aggregate amount of all outstanding Advances will not exceed the lesser of (i) the Commitment and (ii) the Borrowing Base.

6. All information contained in this Borrowing Base Certificate is true, correct and complete.

Capitalized terms used and not otherwise defined herein shall have the meanings assigned to them in the Agreement.

IN WITNESS WHEREOF, this instrument is executed by the undersigned as
of                  , 199 .

                                              Carolina Contact Lens, Inc.

                                              By:
                                                   Name:
                                                   Title: